Exhibit 10.2

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

STOCK OPTION PLAN

This Stock Option Plan (“Plan”), approved by the Board of Directors of Semantix Tecnologia em Sistema de Informação S.A. (“Company”) at a meeting held on February 26, 2021, establishes the general conditions for granting options for the purchase of shares issued by the Company, pursuant to Art. 168, § 3, of Law No. 6,404, dated December 15, 1976 (“Law No. 6,404/1976”).

1.	PLAN OBJECTIVES AND GUIDELINES

1.1. Objective. The plan aims to grant options for the purchase of preferred shares issued by the Company (“Preferred Shares”) to encourage officers, directors, managers, employees and service providers (“Beneficiaries”) to invest in the Company, in order to encourage the dedication of these professionals to their results and the expansion of their business in the long term, by allowing the Beneficiaries to acquire the Preferred Shares of the Company, subject to the terms and conditions of this Plan and by subsequently becoming parties to the Preferred Shareholders’ Agreement (“Preferred Shareholders’ Agreement”).

1.2. Adhering to the Plan. Becoming a party to the Plan is optional and must be formalized by each Beneficiary and the Company signing the Onerous Stock Options Award Agreement, which will specify the individual terms and conditions for the acquisition of the Company’s Preferred Shares (“Option Agreement”), the form of which is attached to this Plan as ANNEX I, and their respective entering into the Preferred Shareholders’ Agreement, by means of the form included in ANNEX II.

1.3. Guidelines. The main guidelines of the Plan are as follows:

(a)

stimulate the expansion of the Company and the achievement of established business goals, through the creation of incentives aimed at the greater integration of its professionals, as preferred shareholders of the Company;

(b)	enable the Company to retain its professionals and employees, offering them, as an advantage and additional incentive, the opportunity to become preferred shareholders of the Company; and

(c)	promote the good performance of the Company and the interests of all its shareholders through a long-term commitment of its professionals who are eligible to join the Plan.

2.	PLAN ADMINISTRATION

2.1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board of Directors”), and all decisions relating to the Plan must be approved by it.

2.2. Powers. The resolutions of the Board of Directors shall be made pursuant to the Company’s Bylaws and its shareholders’ agreements, including the Ordinary Shareholders’ Agreement and the Preferred Shareholders’ Agreement, and shall be binding to the Beneficiaries (as defined below), who shall not be entitled to any recourse, unless the resolutions are contrary to the provisions of this Plan, to the Shareholders’ Agreement or to the applicable legislation.

2.2.1. The Board of Directors shall have full autonomy in the administration and organization of the Plan, which includes, among others, the necessary powers to:

(a)	take all necessary measures for the administration of the Plan, including with regard to its interpretation and application;

(b)

decide on the dates of granting the options, the volume of options to be granted, as well as the professionals of the Company, among the persons eligible for the Plan, to whom the options will be granted as Beneficiaries;

(c)	deliberate on the issuance of new Preferred Shares of the Company, within the authorized capital limit, to comply with the provisions of this Plan;

(d)	approve the structure, terms and conditions of the Option Agreement to be entered into pursuant to the Plan, in accordance with the rules and provisions contained in the agreement;

(e)	execute the resolutions of the Shareholders’ Agreement, according to the form approved by the shareholders gathered at the Company’s General Meeting, in accordance with its Bylaws;

(f)	analyze exceptional cases related to this Plan; and

(g)	amend or extinguish this Plan, if it is in the interest of the Company and its shareholders, in accordance with its Bylaws and respecting the options already exercised.

2.3. Limits. No decision of the Board of Directors may, except for the adjustments permitted by this Plan: (i) amend the provisions relating to the eligibility of Beneficiaries to participate in the Plan; or (ii) without the consent of the Beneficiary, alter or interfere with any rights or obligations arising from the past exercise of the options by the Beneficiary, taking into account the provisions of the Option Agreement or the Preferred Shareholders’ Agreement.

3.	BENEFICIARIES

3.1. Eligibility. The company’s officers, directors, managers and employees and those of its direct or indirect subsidiaries (also included in the definition of Company for the purposes of this Plan), as well as natural persons providing services to the Company or to companies under its control, as Beneficiaries, as described in Clause 1.1 above, shall be eligible to participate in this Plan.

3.2. Competence. The Board of Directors shall select, at its sole discretion, the Beneficiaries to whom the options will be granted among the persons eligible to participate in this Plan, pursuant to Clause 3.1. above.

4.	ACTIONS SUBJECT TO THE PLAN

4.1. Limit of The Options Granted. The options to purchase the Preferred Shares granted under this Plan constitute the right to purchase a total of 45,000 (forty-five thousand) Preferred Shares, as defined in the Company’s Bylaws, provided that the total number of Preferred Shares issued or to be issued under the Plan complies with the limit of the Company’s authorized capital, as provided for in its Bylaws.

4.2. Waiver of Preemptive Right. Considering that the 45,000 (forty-five thousand) Preferred Shares have already been issued, according to the conversion of shares that took place at the Extraordinary General Meeting held on February 28, 2020, duly filed with the Commercial Board of the State of São Paulo—JUCESP, under No. 153.193/20-7 at the session held on March 10, 2020, the Company’s shareholders will waive their preemptive right for the acquisition of the Preferred Shares Object of the Options (according to the attached form of Option Agreement).

4.3. Rights of Shares. The Preferred Shares Object of the Options (as defined in Clause 5.1 below) acquired by the Beneficiaries through the exercise of each Option shall grant the respective Beneficiaries all the rights and obligations of the Preferred Shares of the Company, including, but not limited to, its compulsory access to the Company’s Preferred Shareholders’ Agreement.

5.	OPTIONS

5.1. Options. Subject to the terms of this Plan, the Company issued a total of 45,000 (forty-five thousand) Preferred Shares to be acquired by the Beneficiaries who choose to enter into the Plan, and each of these Beneficiaries will have the option to acquire (each option, an “Option”) a certain number of Preferred Shares of the Company, duly described in the respective Option Agreement entered into between the Company and each Beneficiary (the “Preferred Shares Object of the Options”).

5.2. Purchasing Period. Except as otherwise provided for in the respective Option Agreement entered into between the Company and each Beneficiary and thus approved by the Board of Directors, the Preferred Shares Object of the Options shall have a Purchasing Period (“Purchasing Period”) of 3 (three) years, counted from the date of signing of each Option Agreement by the respective Beneficiary, with the payment for the Option to be performed as follows:

(a)

25% (twenty-five percent) of the Preferred Shares Object of the Options may be acquired after the end of a period of 12 (twelve) months of consecutive provision of Services (as defined in Clause 5.2.1 below) by the respective Beneficiary, to be exercised according to the total percentage described herein (“First Year of the Purchasing Period”);

(b)

30% (thirty percent) of the Preferred Shares Object of the Options may be acquired after the end of an additional period of 12 (twelve) months following the consecutive provision of Services (as defined in Clause 5.2.1 below) by the respective Beneficiary after the First Year of the Purchasing Period (“Second Year of the Purchasing Period”); and

(c)

45% (forty-five percent) of the Preferred Shares Object of the Options may be acquired after the end of an additional period of 12 (twelve) months following the consecutive provision of Services (as defined in Clause 5.2.1 below) by the respective Beneficiary after the Second Year of the Purchasing Period (“Third Year of the Purchasing Period”).

5.2.1. For the purposes of this Plan, “Services” means the services provided in good faith by the Beneficiary to the Company as officer, employee, consultant, advisor, service provider or member of the Board of Directors, according to the type of contract entered into between the Company and the Beneficiary (employment contract, service contract, election at the General Meeting or Meeting of the Board of Directors, etc.).

5.3. Deadline for the Exercise of the Option. It is defined that the deadline for the exercise of the Option for each Beneficiary is the date corresponding to the 5 (five) year anniversary, counted from the date of signing of each Option Agreement by the respective Beneficiary (“Option Exercise Deadline”), and if the Beneficiary does not exercise his right until the Option Exercise Deadline, no rights to the Options under this Plan will remain, which also considers the potential anticipation of the Option Exercise Deadline, described in Clause 6—Termination of Options, described below.

5.4. Exercise of Purchasing Options. Subject to the provisions on the acquisition period set forth in Clause 5.2 above, if any Beneficiary decides to exercise part or all of its Option, it shall send a notice to the Company (“Option Exercise Notice”) stating its intention to exercise the Option and the number of Preferred Shares it intends to acquire by exercising the Option.

5.4.1. The Option Exercise Notice must contain the following information: (i) the number of Preferred Shares the Beneficiary wishes to acquire; (ii) total price to be paid, pursuant to Clause 5.5 below, and (iii) other measures and/or additional information, pursuant to the Plan’s Option Exercise Notice form to be disclosed by the Board of Directors and as may be provided in the Preferred Shareholders’ Agreement.

5.5. Option Price. Except as otherwise provided for in the respective Option Agreement signed between the Company and each Beneficiary, the price for the Option to be paid by the Beneficiaries to obtain the right to purchase the Preferred Shares Object of the Options (“Option Price”) will be determined by the Company’s Board of Directors, taking into consideration the criteria it deems reasonable, as applicable.

5.6. Stock Price Object of the Options. Except as otherwise provided for in the respective Option Agreement signed between the Company and each Beneficiary, the price per Preferred Share to be paid by the Beneficiaries for the purchase of the Preferred Shares Object of the Options (“Price of the Preferred Shares Object of the Options”) will be determined by the Company’s Board of Directors, considering the market criteria applicable to the valuation of the shares at the time each Beneficiary becomes a signatory to the Plan, as applicable.

5.7. Transfer of the Preferred Shares Object of the Options. The Preferred Shares Object of the Options will be transferred to the Beneficiaries within 30 (thirty) days after the delivery of the Option Exercise Notice and payment of the total amount of the Price of the Preferred Shares Object of the Option to the Company, upon deposit in a bank account informed by the Company to such Beneficiary within ten (10) business days after receipt of the Option Exercise Notice.

5.8. Suspension of Exercise. The Board of Directors may determine the temporary suspension of the right to exercise the Options, whenever there are situations that, by law or the regulations in force, restrict or prevent the negotiation of shares by the Beneficiaries, such as those related to any public offering of securities of the Company, including, without limitation, any offer that may be registered with the relevant authority or offer exempted from registration, in addition to the other provisions contained in the Preferred Shareholders’ Agreement.

5.9. Shareholder Rights. No Beneficiary shall have any shareholder rights of the Company until its Option is properly exercised (i.e. the payment of the Price of the Preferred Shares Object of the Options) and until it has entered into the Preferred Shareholders’ Agreement, which requires performing the following prerequisite actions to be carried out simultaneously as of the conclusion of the last of these: (i) execution of the Option Exercise Notice; (ii) payment of the Price of the Preferred Shares Object of the Options under this Plan; and (iii) entering into the Preferred Shareholders’ Agreement.

6.	TERMINATION OF OPTIONS

6.1. Termination of Options. Without prejudice to the provisions described in Clause 5.3 above, any of the Options shall be automatically terminated, without any action by the Company or the Beneficiary concerned, regardless of any formality:

(a)	if before the end of the Option Exercise Period or the Option Exercise Deadline, the Beneficiary shall notify the Company in writing that it intends not to exercise its Option; or

(b)	if the Beneficiary does not exercise his Option by the Option Exercise Deadline, in accordance with the terms and conditions set forth in this instrument; or

(c)	if the Beneficiary ceases to provide Services to the Company (as defined in Clause 6.4 below) to the Company; or

(d)	if the Beneficiary dies or is declared incapacitated, pursuant to the succession provisions described in Clause 6.4 below.

6.2. Other Beneficiaries. Termination of any of the Beneficiaries’ Options shall not affect the Options granted to the other Beneficiaries. In this case, the Options granted to the other Beneficiaries will remain in full force.

6.3. No Link between the Plan and the Services. Nothing in the Plan or no act of the Board of Directors shall provide to the Beneficiaries any right to remain or provide a guarantee regarding the period in which they provide Services to the Company. Such rights are regulated in the corresponding agreements, including, but not limited to, the employment contract, service contract, minutes of election or term of office of the officer or director, as the case may be, and the Company may terminate at any time its relationship with or the provision of the Services by the Beneficiary.

6.4. Termination of Services. In the cases in which the Beneficiary ceases to provide Services to the Company, according to the applicable type of agreement (employment contract, service contract, election at a general meeting, etc.) (“Termination of Services”), the Options will be exercised in accordance with the following rules:

(a)

if the Termination of Services is initiated or at the request of the Beneficiary or the Company (in cases involving termination without cause or termination of the existing contractual relationship), the Beneficiary may exercise the Options considering the calculation of the Purchasing Period applicable to the Beneficiary in each case, considering the provisions of Clause 5.2 above, and may exercise its Options within 90 (ninety) calendar days from the date of the Termination of Services, and all Options not covered by the Purchasing Period of said Beneficiary are cancelled;

(b)

if the Termination of Services is a result of the death or permanent disability of the Beneficiary, the Beneficiary or its legal successors (administrator or qualified legal representative) in accordance with the applicable legislation, may exercise the Options considering the calculation of the Purchasing Period applicable to the Beneficiary in each case, considering the provisions of Clause 5.2 above, may exercise these Options within 120 (one hundred and twenty) calendar days from the date of termination of the Services, and all Options not covered by the Purchasing Period of said Beneficiary are cancelled; and

(c)

if the Termination of Services is due to serious misconduct, unlawful activity or for any act that may provide cause for dismissal or termination of the contractual relationship existing between the Company and the Beneficiary arising from such occurrences, all its Options will be cancelled, and no Option is exercised by said Beneficiary.

6.4.1. Notwithstanding the above provisions, in the event of the Termination of Services prior to completing the First Year of the Purchasing Period, the Company will return to the Beneficiary the amount paid by the Beneficiary for the acquisition of the Option within thirty (30) days from the Termination of Services.

6.5. Rules of the Preferred Shareholders’ Agreement. It is also defined that the Beneficiary may be subject to specific and additional rules existing in the Preferred Shareholders’ Agreement, including, but not limited to, rules related to non-compete, confidentiality, non-contracting, preemptive right of the Company in the acquisition of preferred shares and other provisions, including any penalties on repurchase as a result of any violation by the Beneficiary of the obligations assumed and contained in the Preferred Shareholders’ Agreement.

7.	TAX ASPECTS

7.1. Tax Liability. The Beneficiaries hereby acknowledge and agree that they are solely responsible for any and all tax liabilities arising from the purchase of the Preferred Shares Object of the Options, or the receipt of any payment related to the purchase of the shares, such as any municipal, state or federal tax on income, taxes relating to labor obligations and capital gains, as well as the obligation to withhold any taxes. In the event that any Beneficiary or the Company finds that it must withhold any taxes as a result of the purchase or payment of shares by the purchaser, in accordance with Clause 8 above, the Beneficiaries, in this act, hereby agree to such retention necessary to the Company to satisfy any retention obligations.

8.	GENERAL PROVISIONS

8.1. Registration. This Plan may be registered at the competent General Registry of Securities and Documents (Cartório do Registro Geral de Títulos e Documentos), for all legal purposes, especially those provided for in Article 40 of Law No. 6,404/1976.

8.2. Non-binding. This Plan constitutes a transaction of an exclusively civil nature and does not create any obligation of a labor or social security nature between the Company and the Beneficiaries, whether statutory, employees or natural persons providing services.

8.3. Notifications. All notifications and other communications made or made pursuant to this Plan shall be made in writing and shall be deemed to be effectively carried out: (i) by hand delivery to the party to be notified, or (ii) 5 (five) days after they have been sent by registered or certified letter, with acknowledged receipt and postage paid. The occurrence of events set forth in the subclauses (i) and (ii) above will be considered “Delivery” notifications. All communications shall be sent to the respective parties at the addresses set forth in the Option Agreement of each Beneficiary.

8.4. Transfer. This Plan and any rights and obligations arising therefrom may not be assigned or transferred, in whole or in part, at any time by the Beneficiaries, unless with the prior and express written consent of the Company.

8.5. Resignation. Even if a party ceases to exercise any right under this Plan or tolerates non-compliance with any obligation assumed by the other parties under this Plan, this will not constitute an alteration of this Plan as to its terms, and shall therefore not be construed as a waiver or withdrawal of a party to exercise its right or require compliance with the provisions of this Plan.

8.6. Successors. This Plan and all provisions contained herein shall oblige the parties and their respective heirs and successors for all legal purposes.

8.7. Omissions. The Board of Directors shall resolve the omitted cases of this Plan.

8.8. Applicable Law. This Plan shall be governed by and construed in accordance with the Laws of Brazil.

8.9. Arbitration and Conflict Resolution. According to the procedures established in the Preferred Shareholders’ Agreement, it is agreed that any dispute arising in any way related to the Stock Options Plan will be resolved, exclusively and on a conclusive basis, by arbitration, which will be conducted and administered in Portuguese and in accordance with the Arbitration Rules of the Market Arbitration Chamber (“Regulation “), in a procedure to be administered by the Market Arbitration Chamber (Câmara de Arbitragem do Mercado, or “CAM”), pursuant, subsidiarily, to the provisions of the Arbitration Law and the Code of Civil Procedure. The location of the arbitration shall be the city of São Paulo, State of São Paulo, Brazil, the place where the arbitral award will be rendered, unless the Parties expressly agree to another location and without prejudice to the Parties, by common agreement, designate a different location for the holding of hearings.

8.10. Without prejudice to the validity of the arbitration clause provided herein, the Parties shall elect, with the exclusion of any others, the jurisdiction of the District of São Paulo, State of São Paulo, if and when necessary, for the exclusive purposes of: (i) execution of obligations that include, from the outset, judicial enforcement; (ii) obtaining coercive or provisional measures to guarantee the effectiveness of the arbitration procedure, pursuant to Articles 22a and 22b of the Arbitration Law; and (iii) obtaining measures of a specific order and enforcement, being certain that, once the order or the specific measure pursued is reached, the full and exclusive competence to decide on any and all matters, whether of procedure or merit, which had given rise to the specific order or enforcement, shall be returned to the Arbitral Tribunal, whether already constituted or to be constituted, thus suspending the respective judicial procedure until the decision of the Arbitral Tribunal, partial or final, regarding the matter has been reached.

EXHIBIT LIST

ANNEX I	Form of Onerous Stock Options Award Agreement

ANNEX II	Form of Preferred Shareholders’ Agreement